Exhibit 99.2

                                              Contact:  Peter W. Keegan
                                                        Senior Vice President
                                                        (212) 521-2950

                                                        Candace Leeds
                                                        V.P. of Public Affairs
                                                        (212) 521-2416

                                                        Joshua E. Kahn
                                                        Investor Relations
                                                        (212) 521-2788

FOR IMMEDIATE RELEASE
---------------------

                              CAROLINA GROUP REPORTS
                              ----------------------
                      NET INCOME FOR THE THIRD QUARTER OF 2003
                      ----------------------------------------


     NEW YORK, November 12, 2003-Loews Corporation (NYSE:LTR) reported today Carolina Group net income for the 2003 third quarter of $116.4 million, compared to $191.7 million in the 2002 third quarter. Net income attributable to the Loews Group intergroup interest for the third quarter of 2003 amounted to $89.6 million, compared to $147.3 million in the comparable period of the prior year. Net income attributable to Carolina Group stock (NYSE:CG) for the third quarter of 2003 was $26.8 million, or $0.67 per share of Carolina Group stock, compared to $44.4 million, or $1.10 per share in the prior year.

     Carolina Group net income for the 2003 third quarter includes net investment losses of $5.7 million, compared to gains of $14.3 million in the prior year. Net investment (losses) gains attributable to Carolina Group stock in the third quarter of 2003 and 2002 were $(1.3) million and $3.3 million.

     Net sales for the Carolina Group were $842.8 million in the third quarter of 2003, compared to $963.4 million in 2002. The decline in net sales reflects increased sales promotion expenses, partially offset by improved unit sales volume of 5.9%.

     Carolina Group net income for the first nine months of 2003 was $349.2 million, compared to $521.2 million in the comparable period of the prior year. Net income for 2003 was reduced by after-tax charges of $16.8 million in the second quarter and $17.1 million in the first quarter to settle litigation with tobacco growers and to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.

     Net income attributable to the Loews Group intergroup interest for the first nine months of 2003 amounted to $268.8 million, compared to $417.4 million in the comparable period of the prior year. Net income attributable to Carolina Group stock for the first nine months of 2003 was $80.4 million or $2.01 per share of Carolina Group stock, compared to $103.8 million or $2.58 per share of Carolina Group stock and reflects eight months of actual results, commencing with the initial issuance of Carolina Group stock by Loews Corporation in February 2002.

     Carolina Group net income for the first nine months of 2003 includes net investment losses of $6.9 million, compared to gains of $21.2 million in the prior year. Net investment (losses) gains attributable to Carolina Group stock in the 2003 and 2002 year to date periods were $(1.6) million and $4.8 million.

     Net sales for the Carolina Group in the first nine months of 2003 were $2.468 billion compared to $2.963 billion in the comparable 2002 period. The decline in net sales reflects lower unit sales volume of 4.4% and increased sales promotion expenses.

     On a pro forma basis, assuming the Carolina Group stock had been issued at January 1, 2002, net income attributable to Carolina Group stock for the first nine months of 2002 would have been $117.8 million or $2.93 per share of Carolina Group stock.

     This pro forma information is based on the historical results of operations of the Carolina Group, adjusted to accrue interest expense at 8% per annum on $2.500 billion of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense. Per share amounts are based on income available to Carolina Group shareholders. At September 30, 2003, the outstanding balance of notional debt was $2.163 billion.

     The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company's assets and liabilities, referred to as the Carolina Group, principally consisting of the Company's subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

     As of September 30, 2003, there were 39,910,000 shares of Carolina Group stock outstanding. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

                                    # # #

     Loews Corporation has issued a separate press release reporting its consolidated results for the third quarter of 2003, which accompanies this press release.

     A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 10:00 a.m. EST, Wednesday, November 12, 2003. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company's website for one week following the call.

Carolina Group
Financial Review

                                                                September 30,
                                            ----------------------------------------------------
                                                Three Months              Nine Months Ended
                                            ----------------------------------------------------
                                               2003      2002       2003       2002      2002(e)
                                            ----------------------------------------------------
                                                (Amounts in millions, except per share data)
                                                                                       Pro Forma

Net sales (a)                              $ 842.8    $ 963.4    $2,467.9   $2,963.4   $2,963.4

Cost of sales (a)(b)                         514.0      539.1     1,435.4    1,726.9    1,726.9
Selling, advertising and
 administrative (c)                           98.0       93.3       352.8      316.7      316.7
                                           -----------------------------------------------------

Total operating costs and expenses           612.0      632.4     1,788.2    2,043.6    2,043.6
                                           -----------------------------------------------------

Operating income                             230.8      331.0       679.7      919.8      919.8
Investment income (d)                          2.9       37.1        20.6       69.5       69.5
Interest expense                             (45.2)     (50.0)     (140.7)    (129.0)    (150.0)
                                           -----------------------------------------------------

Income before income taxes                   188.5      318.1       559.6      860.3      839.3
Income taxes                                  72.1      126.4       210.4      339.1      330.9
                                           -----------------------------------------------------

Net income                                   116.4      191.7       349.2      521.2      508.4
Earnings attributable to the
 Loews Group intergroup interest (f)          89.6      147.3       268.8      417.4      390.6
                                           -----------------------------------------------------

Income attributable to Carolina Group
 shareholders (g)                          $  26.8    $  44.4    $   80.4   $  103.8   $  117.8
                                           =====================================================

Per share of Carolina Group stock (h)      $  0.67    $  1.10    $   2.01   $   2.58   $   2.93
                                           =====================================================

Weighted number of shares outstanding        39.91      40.19       39.91      40.23      40.23

(a) Includes excise taxes of $173.1, $161.5, $493.4 and $518.0 for the respective periods.
(b)  Includes charges of $214.6, $255.2, $592.2 and $842.9 ($132.5, $153.7,
     $369.6 and $510.6 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c) Includes a $26.0 charge in the nine months ended September 30, 2003 ($16.8 after taxes) to settle litigation with tobacco growers and a $28.0 charge in the nine months ended September 30, 2003 ($17.1 after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.
(d) Includes $(8.8), $22.1, $(10.6) and $32.7 of investment (losses) gains for the respective periods.
(e) Includes pro forma adjustment to accrue interest expense at 8% per annum on $2,500.0 of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense for the period prior to the issuance of Carolina Group stock.
(f) Adjusted to reflect the Loews Group's intergroup interest in the earnings of the Carolina Group after completion of the February 1, 2002 offering of 40,250,000 shares of Carolina Group stock. The Loews Group's economic interest is expressed in share equivalents amounting to 133,500,000 shares for a total of 173,750,000 shares and share equivalents outstanding after the offering. As of September 30, 2003, there were 39,910,000 shares of Carolina Group stock outstanding.
(g) Represents 23.01% of the economic interest in the Carolina Group for 2003 and 23.14% and 23.16% for the three and eight months ended September 30, 2002. On a pro forma basis, the economic interest is 23.17%.
(h) Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented. Pro forma earnings per share of Carolina Group stock assumes the Carolina Group was a separate group as of January 1, 2002.

Carolina Group
Supplemental Information


The following information regarding domestic U.S. unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand as follows
(all units in billions):


                                                                        September 30,
                                                         ---------------------------------------
                                                            Three Months          Nine Months
                                                         ---------------------------------------
                                                           2003      2002       2003       2002
                                                         ---------------------------------------
Premium Brands

Total Newport                                              8.296     7.626     23.468     24.276
Total Kent Family                                          0.268     0.330      0.817      1.041
Total True                                                 0.198     0.233      0.594      0.721
Total Max                                                  0.013     0.017      0.041      0.051
Total Satin                                                0.003     0.004      0.009      0.011
Total Triumph                                              0.001     0.001      0.003      0.004
                                                         ---------------------------------------

Total Premium Brands                                       8.779     8.211     24.932     26.104
                                                         ---------------------------------------

Discount Brands

Total Old Gold                                             0.269     0.339      0.787      1.016
Total Maverick                                             0.162     0.134      0.363      0.502
                                                         ---------------------------------------

Total Discount Brands                                      0.431     0.473      1.150      1.518
                                                         ---------------------------------------

Total Domestic Cigarettes                                  9.210     8.684     26.082     27.622
                                                         =======================================

Notes:

1.  This information is unaudited and is not adjusted for returns.
2. Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3. Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4. Unit volume is not necessarily indicative of the level of revenues for any period.